Exhibit 12(b)

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

CONSENT OF DECHERT LLP

April 29, 2014

College Retirement Equities Fund

730 Third Avenue

New York, NY 10017-3206

Re:	College Retirement Equities Fund
Post-Effective Amendment No. 48 to Registration Statement

Dear Ladies and Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information filed as a part of Post-Effective Amendment No. 48 to CREF’s Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP